Exhibit 21.1

Subsidiaries of the Registrant (a)

Supreme Indiana Operations, Inc., a Delaware corporation

Supreme Corporation of Texas, a Texas corporation

Supreme Truck Bodies of California, Inc., a California corporation

Supreme Mid-Atlantic Corporation, a Texas corporation

SC Tower Structural Laminating, Inc., a Texas corporation

Supreme Insurance Company, Inc., a Nevada corporation

Supreme STB, LLC, a California limited liability company

Supreme Northwest, L.L.C., a Texas limited liability company

Silver Crown, LLC, a Delaware limited liability company

Supreme/Murphy Truck Bodies, Inc., a North Carolina corporation

(a)           All subsidiaries are 100% owned by the Registrant.